Exhibit 99.1

For Immediate Release Contact: Jed Nelson, Marketing Officer, Union Bank (802) 888-0969 gnelson@UBlocal.com

Union Bank Announces Key Transitions to Support
Continued Growth and Long-Term Success
Morrisville, VT July 16, 2026 - Union Bank today announced several key leadership appointments that reflect the organization's commitment to succession planning, leadership development, and the continued strength of its management team. These transitions position the Bank for continued growth while maintaining its focus on serving customers, communities, and shareholders.

As part of these changes, Mitchell Kent has been promoted to Senior Risk Officer, succeeding Patricia Hogan following her retirement. Kent joined Union Bank in September 2025 to work alongside Hogan as part of a planned leadership transition. In his new role, he will oversee the Bank's enterprise risk management, internal audit, compliance, fraud, security, and BSA/AML programs. He will also become a member of Union Bank's Senior Management Team. Prior to joining Union Bank, Kent served as a Regional Director with the Consumer Financial Protection Bureau and brings more than two decades of financial institution experience to his expanded role.

The Bank also announced the promotion of Carrie Locklin to Chief Financial Officer for Union Bankshares, Inc. and its wholly owned subsidiary, Union Bank. Locklin joined Union Bank in 2006 and has held positions of increasing responsibility throughout her nearly twenty-year career with the organization. As CFO, she will lead the Bank's finance function, including financial reporting, financial planning, balance sheet management, and strategic financial decision-making.

In conjunction with Locklin's promotion, Karyn Hale will continue to expand her responsibilities as Chief Operating Officer. In her role, Hale oversees the Bank's financial, human resources, operations, branch, and facilities teams and plays a key role in shaping the Bank's long-term strategic direction. Since joining Union Bank in 2005, Hale has been instrumental in driving operational excellence and developing the Bank's leadership bench strength. Hale will remain a Vice President of Union Bankshares, Inc.

"These transitions reflect thoughtful planning and the strength of our organization," said Jeffrey Weidley, President and Chief Executive Officer of Union Bank. "We are fortunate to have experienced leaders ready to step into new opportunities and continue building on the strong foundation that has made Union Bank a trusted community partner for more than 135 years.”

Union Bank, a wholly owned subsidiary of Union Bankshares, Inc. (UNB, traded on the NASDAQ Exchange), has been helping people buy homes and local businesses create jobs in area communities since 1891. Headquartered in Morrisville, VT, Union Bank is a full-service bank offering deposit, loan, trust, commercial and municipal banking services throughout northern Vermont and northwestern New Hampshire. Union Bank has earned an outstanding reputation for residential lending programs and is an SBA Preferred Lender. Union Bank has received an “Outstanding” rating for its compliance with the Community Reinvestment Act (CRA). This rating recognizes Union Bank’s excellent record of helping to meet the credit needs of members of the communities in which it operates, particularly in low-and moderate-income neighborhoods. Proud to be one of the few community banks serving Vermont and New Hampshire, Union Bank maintains a strong commitment to traditional banking values. In particular, Union Bank is dedicated to providing personalized customer service and community support, including donations to numerous local nonprofit organizations. These values—combined with financial expertise, quality products, and the latest technology—make Union Bank the premier choice for your banking services, both personal and commercial. Union Bank currently maintains eighteen banking offices and three loan centers. Member FDIC. Equal Housing Lender.